Exhibit 99.1

Spectrum Brands Reports Third Quarter 2008 Financial Results

ATLANTA--(BUSINESS WIRE)--Spectrum Brands, Inc. (the Company) (NYSE: SPC) announced today third quarter net sales of $729.6 million and a net loss of $5.58 per share for the quarter ended June 29, 2008. Excluding certain items which management believes are not indicative of the Company’s on-going normalized operations, the Company generated adjusted diluted earnings per share of $0.06, a non-GAAP number. These excluded items, net of tax, include:

  Goodwill and trade names impairment charges of $253.7 million, or $4.76 per share, in accordance with SFAS 142 and SFAS 144, primarily related to the Company’s Home & Garden and Global Pet Supply businesses;
  Net tax adjustments of $19.1 million, or $0.36 per share, to exclude the effect of certain adjustments made to the valuation allowance against net deferred taxes and other tax related items;
  Restructuring and related charges of $14.3 million, or $0.27 per share, primarily associated with the Company’s strategy to exit Ningbo Baowang, a battery manufacturing facility in China, and company-wide cost reduction initiatives;
  Professional fees of $2.9 million, or $0.05 per share, incurred in connection with the proposed sale of the Company’s Global Pet Supplies business;
  $0.25 per share as a result of using a diluted share count of 53.3 million average shares outstanding to calculate adjusted diluted earnings per share versus using a basic share count of 50.9 million average shares outstanding in order to calculate GAAP basic earnings per share. GAAP requires the use of the basic share count in the event of a net loss; and
  Other items netting to a benefit of $2.8 million, or $0.05 per share

During the third quarter of fiscal 2007, the Company reported a net loss per fully diluted share of $0.15. Excluding restructuring and related charges of $0.36, an add back of $0.04 per share for depreciation and amortization that would have been recorded if the Home & Garden Business had been in continuing operations, and other non-cash adjustments netting an add back of $0.05 per share, the third quarter 2007 adjusted earnings per fully diluted share was $0.12.

With strong top-line growth in all three business segments, the Company’s third quarter net sales of $729.6 million represented a 10.5 percent increase over the prior year, after excluding the Canadian division of the Home & Garden Business, which the Company sold in November 2007. Favorable foreign currency exchanges contributed $29.6 million.

“I’m pleased with our strong sales growth for the quarter, which I believe reflects the strength of our new product offerings and marketing programs as well as a consumer shift towards value brands during this tough economic time,” said Kent Hussey, CEO of Spectrum Brands.

The Company saw strong adjusted EBITDA growth, a non-GAAP measurement which the Company believes is a useful indicator of the operating health of the business and its trajectory, in both its Global Batteries & Personal Care and its Global Pet Supplies segments. These results were offset, however, by significant raw material input cost pressures in the Company’s Home & Garden Business segment. Consolidated adjusted EBITDA was $81.2 million as compared with $87.7 million in the third quarter of the prior year, a 7.4 percent decline driven by the unprecedented cost increases in the Company’s fertilizer operations within its Home & Garden Business segment.

Gross profit and gross margin for the quarter were $261.4 million and 35.8 percent, respectively, versus $253.9 million and 38.5 percent for the same period last year. Within cost of sales, the Company incurred restructuring and related charges of approximately $13.9 million, negatively impacting this quarter’s margin by 190 basis points, primarily related to the Company’s strategy to exit the Ningbo battery manufacturing facility in China. During the third quarter of fiscal 2007, cost of sales included $4.1 million of restructuring and related charges. The remainder of the variance was primarily driven by extremely volatile commodity costs.

The Company generated a third quarter operating loss from continuing operations of $259.8 million versus operating income of $45.6 million in the same period last year. The primary reasons for the decline were $303.3 million in goodwill and trade names impairments.

Third Quarter Segment Results

The Global Batteries and Personal Care segment reported net sales of $344.4 million compared with $307.0 million for the same period reported last year, an increase of 12.2 percent. Favorable foreign exchange benefited sales by $23.7 million with the remainder of the variance resulting from gains in market share in batteries and strong growth in sales of personal care products. Global battery sales, which benefited from favorable foreign exchange, were up 12.4 percent compared with the same period last year, primarily due to improved performance in North America for both alkaline and specialty batteries. North American battery sales were up 21.8 percent for the quarter from the same period last year as the Company regained market share and returned to its historical 11 percent share of dollars in the market. European battery sales increased 10.4 percent from the same period last year benefiting from favorable foreign exchange and sales increases in its branded alkaline and specialty batteries. Latin American battery sales generated year over year growth of 5.4 percent, benefiting from favorable foreign exchange and sales increases in alkaline batteries. Global sales of Remington branded products increased 16.3 percent during the quarter from the same period last year with double digit sales growth in its hair care products and single digit sales growth in shaving & grooming.

The Global Batteries and Personal Care segment reported its 6th straight quarter of adjusted EBITDA year-over-year improvement, coming in at $37.9 million for the quarter. Segment profitability for this segment was $33.2 million for the quarter, up an impressive 21.0 percent over last year’s level. The profit improvement was primarily due to the cost savings generated from the 2007 global realignment initiatives and cost savings generated from more efficient operation of the Company’s manufacturing facilities.

Global Pet Supplies net sales were $148.6 million, a 10.1 percent increase compared with the prior year. Companion animal product net sales grew 13.0 percent, while global aquatics net sales increased 8.7 percent from the prior year. North American companion animal sales were up 9.3 percent from the same period last year, offset by a decline of 2.3 percent in aquatics, which indicates a stabilization in the North American aquatics market following the anniversary of the removal of live fish from certain stores of a major retailer. Total pet sales in Europe and the Pacific Rim were up 28.9 percent and 25.6 percent, respectively, as a result of favorable currency, dynamic expansion in Eastern Europe and the roll out of companion animal products outside of North America as well as continuing strength in aquatics in Europe and Asia.

Adjusted EBITDA for the Global Pet Supplies segment was $22.4 million for the quarter compared to $20.1 million last year, up 11.4 percent. Segment profitability for Global Pet Supplies for the quarter was $16.8 million compared to $14.4 million last year, up 16.7 percent over last year due to positive pricing impacts partially offset by a slightly negative foreign exchange impact.

Spectrum’s Home & Garden Business segment’s net sales were $236.6 million, up 8.6 percent over last year, with growth in both units and dollars. The largest contributors to this growth were fertilizers and growing media, sales of which were up 16.7 percent from the same period last year. Additionally, the Company reported low single digit increases in sales of repellants and pesticides.

With unprecedented commodity cost increases in the Home & Garden Business segment, adjusted EBITDA fell 29.8 percent to $29.4 million for the third quarter compared with $41.9 million last year. Similarly, also because of the significant increase in the cost of raw materials, segment profitability for the Home & Garden Business segment was $25.9 million for the quarter compared to $42.3 million last year. The Company has already begun implementing significant changes in this segment, including, among other initiatives, pricing actions and SKU reduction, in order to restore profitability in 2009.

Corporate expenses were $12.4 million for the quarter, which included $4.5 million in professional fees associated with the terminated business segment sale process, as compared with $7.6 million in corporate expenses during the third quarter of last year.

Interest expense was $57.1 million compared to $59.4 million in the same period last year.

The Company recorded a tax benefit during the quarter of $34.3 million versus a tax benefit of $6.9 million in the same period last year. The benefit in the quarter is mainly the result of the reversal of the valuation allowance the Company had recorded against certain foreign tax assets. In addition, similar to the first two quarters of 2008, the Company recorded an expense in the quarter to increase its valuation allowance against its U.S. federal net deferred tax assets to reserve for the possibility that the net deferred tax assets will not be realized. As a result, fiscal 2008 operating losses in the U.S. no longer create U.S. tax benefits. This accounting treatment is not expected to have any impact on the Company’s ability to utilize net operating losses if and when the Company recognizes future taxable income within the U.S. The result of not recording a tax benefit in the U.S. combined with recording a tax provision on taxable income generated by foreign subsidiaries results in an effective tax rate significantly higher than that experienced in prior years. This increased tax rate has no cash impact on the Company.

Webcast Information

Spectrum Brands will hold a conference call at 5:00 p.m. EDT on August 7 to further discuss its third quarter results. The call will be accessible via webcast through the Company’s website, www.spectrumbrands.com, and will be archived online until August 21.

Non-GAAP Measurements

Within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and Table 4, “GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Income (Loss) from Continuing Operations to adjusted EBITDA for the third quarter of fiscal 2008 and the third quarter of fiscal 2007 on a consolidated basis and for each of the Company’s business segments. In addition, the Company has posted reconciliations of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA for each other quarter since the start of the Company’s fiscal 2007 on its website at www.spectrumbrands.com. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands’ management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands management believes that adjusted diluted earnings per share and adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Varta®, Remington®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-In-1®, Spectracide®, Schultz®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.6 billion. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) unfavorable developments in the global credit markets, (4) the impact of overall economic conditions on consumer spending, (5) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (6) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (7) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (8) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per Share

Table 4 - Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA (Quarterly)

Table 1
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations
For the three and nine months ended June 29, 2008 and July 1, 2007
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS			NINE MONTHS
	F2008	F2007	INC(DEC)	F2008	F2007	INC(DEC)
			%			%
Net sales	$729.6	$660.0	10.5%	$1,981.5	$1,905.5	4.0%
Cost of goods sold	454.3	402.0		1,253.6	1,192.8
Restructuring and related charges	13.9	4.1		14.2	16.7
Gross profit	261.4	253.9	3.0%	713.7	696.0	2.5%

Selling	156.5	140.3		431.9	428.7
General and administrative	48.4	34.7		146.9	122.4
Research and development	7.0	6.5		19.0	21.0
Restructuring and related charges	6.0	26.8		16.0	41.7
Goodwill and intangibles impairment	303.3	-		316.5	214.0

Total operating expenses	521.2	208.3		930.3	827.8

Operating (loss) income	(259.8)	45.6		(216.6)	(131.8)

Interest expense	57.1	59.4		172.5	191.5
Other, net	1.3	1.3		0.1	4.5

Loss from continuing operations before income taxes	(318.2)	(15.1)		(389.2)	(327.8)

Income tax (benefit) expense	(34.3)	(6.9)		48.5	(64.0)

Loss from continuing operations	(283.9)	(8.2)		(437.7)	(263.8)

Income (loss) from discontinued operations, net of tax (a)	-	0.7		(1.3)	0.1

Net loss	$(283.9)	$(7.5)		$(439.0)	$(263.7)

Average shares outstanding (b)	50.9	50.8		50.9	50.8

Loss income from continuing operations	$(5.58)	$(0.16)		$(8.60)	$(5.19)
Income (loss) from discontinued operations	-	0.01		(0.03)	-
Basic loss per share	$(5.58)	$(0.15)		$(8.62)	$(5.19)

Average shares and common stock equivalents outstanding (b) (c)	50.9	50.8		50.9	50.8

Loss income from continuing operations	$(5.58)	$(0.16)		$(8.60)	$(5.19)
Income (loss) from discontinued operations	-	0.01		(0.03)	-
Diluted loss per share	$(5.58)	$(0.15)		$(8.62)	$(5.19)

(a) Reflects the income (loss) from discontinued operations, net of tax, of the Canadian Home and Garden business, discontinued effective October 1, 2006.  Included in the loss from discontinued operations for the nine months ended June 29, 2008 is a loss on disposal of $1.1 million, net of tax benefit.  The Company's Canadian Home and Garden business has been excluded from continuing operations for all periods presented.

(b) Per share figures calculated prior to rounding.

(c) For the three and nine months ended June 29, 2008 and July 1, 2007, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
For the three and nine months ended June 29, 2008 and July 1, 2007
(Unaudited)
($ in millions)

Supplemental Financial Data	F2008	F2007
Cash	$72.7	$176.2

Trade receivables, net	$395.0	$364.4
Days Sales Outstanding (a)	50	50

Inventory, net	$428.3	$439.9
Inventory Turnover (b)	3.9	3.4

Total Debt	$2,634.7	$2,654.6

	THREE MONTHS		NINE MONTHS
Supplemental Cash Flow Data	F2008	F2007	F2008	F2007
Depreciation and amortization, excluding amortization of debt issuance costs
	$17.4	$24.1	$69.1	$60.7

Capital expenditures	$4.7	$5.8	$15.3	$20.5

	THREE MONTHS		NINE MONTHS
Supplemental Segment Sales & Profitability	F2008	F2007	F2008	F2007

Net Sales
Global Batteries & Personal Care	$344.4	$307.0	$1,070.1	$1,031.1
Global Pet Supplies	148.6	135.0	439.4	415.2
Home and Garden	236.6	218.0	472.0	459.2
Total net sales	$729.6	$660.0	$1,981.5	$1,905.5

Segment Profit
Global Batteries & Personal Care	$33.2	$27.4	$105.0	$89.4
Global Pet Supplies	16.8	14.4	48.8	49.1
Home and Garden	25.9	42.3	6.3	40.8
Total segment profit	75.9	84.1	160.1	179.3

Corporate	12.4	7.6	30.0	38.7
Restructuring and related charges	19.9	30.9	30.2	58.4
Goodwill and intangibles impairment	303.3	-	316.5	214.0
Interest expense	57.1	59.4	172.5	191.5
Other (income) expense, net	1.3	1.3	0.1	4.5

Loss from continuing operations before income taxes	$(318.1)	$(15.1)	$(389.2)	$(327.8)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and nine months ended June 29, 2008 and July 1, 2007
(Unaudited)

	THREE MONTHS				NINE MONTHS
	F2008		F2007		F2008		F2007
Diluted loss per share, as reported	$(5.58)		$(0.15)		$(8.62)		$(5.19)

Adjustments, net of tax:
Restructuring and related charges	0.27	(a)	0.36	(b)	0.41	(c)	0.77	(d)
Goodwill and Intangibles Impairment	4.76	(e)	-		5.14	(f)	3.76	(g)
Depreciation and Amortization - U.S Home and Garden	-		(0.04)	(h)	0.17	(h)	(0.12)	(h)
Transaction Costs	0.05	(i)	-		0.08	(j)	0.04	(k)
Re-financing costs	-		-		-		0.41	(l)
Discontinued operations	-		(0.01)	(m)	0.02	(m)	-	(m)
Income taxes	0.36	(n)	-		2.50	(n)	-
Other adjustments	0.20	(o)	(0.04)	(p)	(0.16)	(p)	(0.11)	(p)
	5.64		0.27		8.17		4.75

Diluted earnings (loss) per share, as adjusted	$0.06		$0.12		$(0.45)		$(0.44)

Note: Per share figures calculated prior to rounding.

(a)  For the three months ended June 29, 2008, reflects $14.3 million, net of tax, of restructuring and related charges as follows: $10.3 million for the Ningbo exit strategy, $0.3 million for the integration of United and Tetra and $3.7 million for the Global restructuring announced January 10, 2007.

(b)  For the three months ended July 1, 2007, reflects $18.8 million, net of tax, of restructuring and related charges as follows: (i) $4.0 million for the integration of United and Tetra; (ii) $0.6 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $14.2 million for the Global restructuring announced January 10, 2007.

(c)  For the nine months ended June 29, 2008, reflects $21.0 million, net of tax, of restructuring and related charges as follows: $10.3 million for the Ninbo exit strategy, $2.2 million for the integration of United and Tetra and $8.5 million for the Global restructuring announced January 10, 2007.

(d) For the nine months ended July 1, 2007, reflects $39.1 million, net of tax, of restructuring and related charges as follows: (i) $10.6 million for the integration of United and Tetra; (ii) $4.4 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $24.1 million for the Global restructuring announced January 10, 2007.

(e) For the three months ended June 29, 2008, reflects an impairment charge of $253.7 million, net of tax, of goodwill and trade names as follows: $13.7 million of trade names and $68.9 million of goodwill of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $154.9 million of goodwill of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets;" and $16.2 million of goodwill of our Global Battery and Personal Care business as a result of the Ningbo exit strategy in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(f) For the nine months ended June 29, 2008, reflects an impairment charge of $262.0 million, net of tax, of goodwill and trade names as follows: $22.0 million of trade names and $68.9 million of goodwill of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $154.9 million of goodwill of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets;" and $16.2 million of goodwill of our Global Battery and Personal Care business as a result of the Ningbo exit strategy in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(g) For the three and six months ended April 1, 2007, reflects an impairment charge of $191.2 million, net of tax, for the write-off of goodwill of our North America batteries and personal care business (which  is included in our Global Batteries and Personal care business segment) as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(h) Effective December 31, 2007, the Company discontinued the active marketing of the Home and Garden business for sale and, accordingly, reclassified the Home and Garden business, which had been designated as a discontinued operation since October 1, 2006, as an asset held and used in continuing operations.  Inasmuch as depreciation and amortization expense is not recorded for assets designated as discontinued operations, this adjustment reflects the impact of depreciation and amortization expense as if the Home and Garden business was designated as a continuing operation for all periods presented.

(i) For the three months ended June 29, 2008 general and administrative expenses include $2.9 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Global Pet Supplies business.

(j) For the nine months ended June 29, 2008 general and administrative expenses include $3.9 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Global Pet Supplies and Home and Garden businesses.

(k) For the nine months ended July 1, 2007 general and administrative expenses include $2.3 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Home & Garden business.

(l) For the nine months ended July 1, 2007 reflects $21.1 million, net of tax, of charges associated with a refinancing of the Company's debt as follows: (i) $14.3 million write-off of deferred financing fees associated with the then existing Senior term debt and the $350 8½% Senior subordinated notes; (ii) $6.8 million pre-payment penalty associated with the then existing Senior term debt.

(m) For the three months ended July 1, 2007, reflects income from discontinued operations, net of tax of $0.7 million of the Company's Canadian Home & Garden business, discontinued effective October 1, 2006.  For the nine months ended June 29, 2008, reflects the loss on discontinued operations, net of tax of $1.3 million of the Company's Canadian Home & Garden business sold on November 1, 2007.  Such loss includes a loss on disposal of $1.2 million, net of tax benefit.  For the nine months ended July 1, 2007, reflects income from discontinued operations, net of tax of $0.1 million of the Company's Canadian Home & Garden business, discontinued effective October 1, 2006.

(n) For the three and nine months ended June 29, 2008, reflects $19.1 million and $127.4 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(o) For the three months ended June 29, 2008, general and administrative expenses include a net of tax benefit of $1.9 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three months ended June 29, 2008, interest expense includes a net of tax benefit of $0.9 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.   Lastly, Diluted earnings per share, as reported for the three months ended June 29, 2008 is calculated using average basic shares outstanding of 50.9 million as the use of average diluted shares outstanding would be antidilutive.  However, all adjustments to arrive at Diluted earnings per share, as adjusted for the three months ended June 28, 2008 are calculated using average diluted shares outstanding of 53.3 million.

(p)   For the three and nine months ended July 1, 2007, general and administrative expenses include a net of tax benefit of $1.7 million and $4.1 million, respectively, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three and nine months ended July 1, 2007, interest expense includes a net of tax benefit of $0.6 million and $1.5 million, respectively, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products. For the nine months ended June 29, 2008, general and administrative expenses include a net of tax benefit of $5.5 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the nine months ended June 29, 2008, interest expense includes a net of tax benefit of $2.7 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA for the three months ended July 1, 2007
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Income (loss) from continuing operations, net of tax	$16.3	$8.7	$41.6	$(22.2)	$(52.5)	$(8.2)

Income tax expense (benefit) - continuing operations	-	-	-	-	(6.9)	(6.9)
Interest expense	-	-	-	-	59.4	59.4
Restructuring and Related charges	7.6	5.7	0.3	17.3	-	30.9
Restricted Stock Amortization/Restructuring (b)	-	-	-	(9.8)	-	(9.8)
Brazilian IPI Credit	(2.1)	-	-	-	-	(2.1)

Adjusted EBIT	21.8	14.4	41.9	(14.7)	-	63.4
Depreciation and Amortization	8.4	5.7	-	10.2	-	24.3

Adjusted EBITDA	$30.2	$20.1	$41.9	$(4.5)	$-	$87.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b) adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Table 4 (continued)
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA for the three months ended June 29, 2008
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Loss from continuing operations, net of tax	$(0.7)	$(138.7)	$(107.3)	$(14.4)	$(22.8)	$(283.9)

Income tax expense (benefit) - continuing operations	-	-	-		(34.3)	(34.3)
Interest expense	-	-	-		57.1	57.1
Goodwill and intangibles impairment	16.2	154.9	132.2	-	-	303.3
Restructuring and Related charges	17.4	0.4	1.0	1.1	-	19.9
Restricted Stock Amortization/Restructuring (b)	-	-	-		-	-
Brazilian IPI Credit	(2.8)	-	-	-	-	(2.8)
Transaction costs - Corporate	-	-	-	4.5	-	4.5

Adjusted EBIT	30.1	16.6	25.9	(8.8)	-	63.8
Depreciation and Amortization	7.8	5.8	3.5	0.3	-	17.4

Adjusted EBITDA	$37.9	$22.4	$29.4	$(8.5)	$-	$81.2

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b) adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

CONTACT:
Spectrum Brands, Inc.
Investor Contact:
Carey Skinner, 770-829-6208
DVP Investor Relations
or
Media Contact:
Sard Verbinnen & Co for Spectrum Brands
Kara Findlay, 212-687-8080
or
Matt Benson, 415-618-8750